UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2007

TEXADA VENTURES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-51563

(Commission File Number)

98-0431245

(IRS Employer Identification No.)

Suite 720-999 West Broadway, Vancouver, B.C., Canada V5Z 1K5

(Address of principal executive offices and Zip Code)

(604) 562-6915

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On March 21, 2007, we entered into a term sheet with Anglo Energy Refining Corp., a Panamanian corporation, detailing the principal terms of our acquisition of Anglo Energy Refining Corp.’s rights and interests in a to be negotiated production sharing agreement. Pursuant to the terms of the term sheet, we agreed acquire all of the rights and interests held by Anglo Energy Refining Corp. relating to a 40% production sharing interest in the ITT Ecuadorian oil and gas field held by Turkish Petroleum International Company Ltd., a state owned oil company of Turkey.

As consideration for the acquisition of these rights and interests, we have agreed to pay (i) US$500,000 to Anglo Energy Refining Corp. for its documented expenditures prior to March 1, 2007 regarding the production sharing agreement and (ii) any and all future documented expenses related to the production sharing agreement. Payment of the US$500,000 is to be made in installments as follows: (i) US$125,000 upon the signing of a definitive agreement relating to our acquisition of the rights and interests; (ii) US$125,000 30 days after signing of such definitive agreement; and (iii) the remaining US$250,000 90 days after the signing of such definitive agreement. Upon closing, Anglo Energy Refining Corp. will assign to us all rights, title and interest in the 40% production sharing interest.

We have agreed to work in good faith with Anglo Energy Refining Corp. to finalize the terms of the definitive agreement relating to this acquisition.

Due to conditions precedent to closing, including completion of due diligence by us, and the risk that the conditions precedent will not be satisfied, there is no assurance that we will complete the transactions contemplated by the term sheet or close the acquisition.

Item 9.01	Financial Statements and Exhibits.

Exhibits

9.1	Term Sheet Agreement dated March 21, 2007 by and between our company and Anglo Energy Refining Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXADA VENTURES INC.

By:   /s/ John Veltheer
___________________________

John Veltheer

President, Secretary, Treasury and Director

Dated: March 23, 2007